EXHIBIT 99.1

NEOSE RECEIVES APPROVAL TO COMMENCE
PHASE II CLINICAL TRIAL FOR NE-180

HORSHAM, Pa., January 16, 2007 — Neose Technologies, Inc. (Nasdaq: NTEC) today announced that it has received approval from Swissmedic, the Swiss Agency for Therapeutic Products, for the initiation of a Phase II human trial for NE-180. Clinical trial supplies have been shipped, and patient recruitment has commenced. NE-180 is a long-acting, GlycoPEGylated erythropoietin (EPO) being developed for the treatment of anemia in adult cancer patients with non-myeloid malignancies receiving chemotherapy and for the treatment of anemia associated with chronic kidney disease, including patients on dialysis and patients not on dialysis.

The Phase II trial is designed as an open label, sequential, ascending dose study to evaluate the safety, tolerability and dose response of NE-180 administered subcutaneously. The trial is expected to enroll up to 45 cancer patients receiving platinum-based chemotherapy. Fixed doses of NE-180 will be administered every three weeks with each cycle of chemotherapy for an expected duration of four chemotherapy cycles.

“This approval marks another important step forward in our NE-180 clinical development program,” said George J. Vergis, Ph.D., Neose president and chief executive officer. “The once-per-chemotherapy cycle dosing included in the study protocol is reflective of our preclinical findings and Phase I results for NE-180. In addition to the current Phase II trial, we plan to initiate our Phase II renal program in 2007.”

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $14 billion.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit http://www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that NE-180 fails in clinical trials, the risk that we will never receive regulatory approval of NE-180 and the risk that we will be unable to successfully commercialize or market NE-180. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.